Exhibit 99.1

News Release

Graham Corporation 20 Florence Avenue Batavia, NY 14020
IMMEDIATE RELEASE
Graham Corporation Reports 33.6% Revenue Growth for Fiscal Year 2006
•	Income from continuing operations up $6.5 million over prior year
•	Operating margin improves to 11.1% for fiscal year 2006
•	Fourth quarter sales up 20.6% from prior year fourth quarter
•	Charge of $0.06 per share for successful settlement of brand name protection suit impacts fourth quarter
•	Fourth quarter orders grow to $18.6 million
BATAVIA, NY, June 5, 2006 — Graham Corporation (AMEX: GHM) today reported results for its fourth quarter and fiscal year ended March 31, 2006. Net sales for fiscal 2006 were $55.2 million, a 33.6% increase over net sales of $41.3 million for the fiscal year ended March 31, 2005. Net sales for the fourth quarter grew 20.6% to $15.9 million compared with net sales of $13.2 million in the same prior-year period. The higher level of net sales for the quarter and year were primarily the result of growth in demand for Graham products as oil and petrochemical companies continued to expand capacity to address increasing consumer demand. International net sales were $27.3 million for fiscal 2006 compared with $16.3 million for fiscal 2005. The increase in international net sales were primarily to customers in the Middle East as refinery and petrochemical capacity in that region continued to expand to meet growing demand from Asia.
Net income for fiscal 2006 was $3.6 million, or $0.96 per diluted share, a $3.3 million and $6.5 million increase over income from continuing operations of $0.3 million and net loss of $2.9 million in fiscal 2005, respectively. The fourth quarter of fiscal 2006 also included a charge of $371 thousand, or approximately $0.06 per share, related to the successful settlement of a brand name infringement case Graham pursued against a foreign pump manufacturer.
For the fourth quarter of fiscal 2006, income from continuing operations was $973 thousand up 31% over income from continuing operations of $743 thousand in the prior fiscal year and up $3.3 million from fourth quarter fiscal 2005’s net loss, after recognizing a loss for the discontinuance of a foreign wholly-owned subsidiary of $3.0 million, of $2.3 million. Earnings per diluted share were $0.25 for the fourth quarter of fiscal 2006 compared with income from continuing operations of $0.21 per diluted share and a net loss of $0.65 per share in the prior year’s fourth quarter.
William C. Johnson, President and CEO of Graham, commented, “The excellent results we achieved in fiscal 2006 can be attributed to a combination of strong growth in our markets, the significant number of projects we sold due to the value of our brand and quality of our product, and our successful efforts to expand our engineering production capability. We believe that similar economic conditions exist as we head into fiscal 2007, and we are continuing to expand our capacity to capitalize on the strength of our markets.”
Fourth Quarter Review
International net sales for the fourth quarter of fiscal 2006 were $8.7 million, up $3.4 million from the same period in the prior year.
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Graham Corporation Reports 33.6% Revenue Growth for Fiscal Year 2006
June 5, 2006
For the fourth quarter of fiscal 2006, gross margin was 27.6%, a 3.1 percentage point improvement over gross margin of 24.5% in the fourth quarter of the prior year as a result of higher sales volume which more than offset increased production costs resulting in improved gross profit. Sequentially from the third quarter of fiscal 2006, gross margin improved in the fourth quarter by 1 percentage point as a result of higher volume.
For the fourth quarter, selling, general and administrative expenditures (“SG&A”) were $2.3 million, or 14.4% of sales, compared with $1.8 million, or 13.5%, of sales in the same quarter last year. The $500 thousand increase was a result of spending to develop business in Asia, Europe and the Middle East, as well as increased variable compensation due to higher earnings. Compared with the third quarter of fiscal 2006, SG&A was down $442 thousand, due to an overall reduction in spending. Operating margin for the fourth quarter was 13.3%, an increase from 11.0% in the same period the prior year.
Fiscal 2006 Review
Net sales for fiscal 2006 by geographic area were approximately 60% to North America, 16% to Asia, 14% to the Middle East, and 10% to the rest of the world. This compares with net sales in fiscal 2005 of 70% to North America, 15% to Asia, 4% to the Middle East and 11% to the rest of the world. Net sales for fiscal 2006 by market were approximately 42% to oil refinery projects, 24% to chemical and petrochemical projects and 14% to power projects. The remaining 20% of net sales were for other industrial or commercial applications. This compares with fiscal 2005 net sales of 26% to oil refinery projects, 31% to chemical and petrochemical projects, 7% to power projects and 36% to other applications. The significant change in Graham’s market and geographic sales mix in fiscal 2006 reflects the ongoing expansion of Middle East refinery and petrochemical plant capacity.
Gross margin was 28.9% for fiscal 2006, compared with 18.2% for fiscal 2005. Increased sales volume, product mix and increased selling prices contributed to improved gross margin. SG&A expenditures decreased to 17.8% of sales compared with 18.6% in the prior fiscal year. On an absolute basis, SG&A increased $2.1 million in fiscal 2006 to $9.8 million compared with $7.7 million in fiscal 2005. The increase on an absolute basis was a result of increased travel, consulting, variable compensation expenses and the addition of sales personnel in Europe and China to support increased international sales opportunities. Operating margin for fiscal 2006 was 11.1%, an improvement from a slight operating loss for fiscal 2005.
Liquidity
For the full fiscal year, net cash generated by operating activities was $6.5 million in 2006 compared with net cash used by continuing operations of $4.4 million in 2005. The improvement was due to net income of $3.6 million for the year compared with a net loss in fiscal 2005, a deferred income tax provision of $2.2 million and strengthened cash management through various initiatives established in fiscal 2006.
Capital expenditures for fiscal 2006 were $1.0 million compared with $224 thousand in fiscal 2005. This included computer hardware and software necessary to increase engineering capacity, safety equipment and general spending. Depreciation and amortization for the fiscal year 2006 was $793 thousand, up slightly from $780 thousand in fiscal 2005.
Stockholders’ Equity
Stockholders’ equity increased $10.5 million, or 64%, in fiscal 2006 compared with the prior fiscal year. Positive net income of $3.6 million contributed 34% to this increase. Proceeds from the third quarter sale of 198,246 shares of common stock held as treasury shares added $3.4 million, or 32%. Net book value increased to $7.07 per share at March 31, 2006, up from $4.88 per share at the same time last year.
Orders and Backlog
Orders received during fiscal 2006 were $66.2 million compared with $49.9 million in fiscal 2005, a 33% increase. Surface condenser orders increased 50% and ejector orders increased 31% year-over-year, in each case primarily as a result of a higher level of demand from the oil refining and petrochemical markets. Export orders for the year were up 59% with 80% of this increase for orders in the Middle East for

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Graham Corporation Reports 33.6% Revenue Growth for Fiscal Year 2006
June 5, 2006
petrochemical plants. Domestic orders increased 10% during fiscal 2006 compared with the prior year primarily as a result of oil refinery equipment upgrades necessary to enable facilities to process lower-priced sour crude oil and to meet environmental regulatory requirements.
For fiscal 2006, orders were approximately 37.5% for refinery projects, 33.3% for chemical and petrochemical facilities, 21.2% for other industrial and commercial applications and 8% for power related projects. For the fourth quarter of fiscal 2006, orders were $18.6 million, up $5.3 million, or 39.8%, compared with the same prior year period.
As of March 31, 2006, backlog was $33.1 million, up 48% from $22.4 million at March 31, 2005, and up 9.2% from $30.3 million at December 31, 2005. Most orders represented in backlog ship within twelve months of receipt of order. Approximately 40% of the backlog is related to refinery projects, 40% to chemical and petrochemical projects, 4% to power generation projects and 16% to a variety of other industrial and commercial applications.
Due to the timing of the placement of orders by customers, Graham does not believe the normal fluctuations of bookings from quarter-to-quarter reflect its future sales potential. Rather, Graham believes that a six to twelve-month perspective of orders received provides a better indication of demand trends.
Outlook
Mr. Johnson continued, “We were able to increase our internal engineering capacity in fiscal 2006, and the results are reflected in the strong orders we recorded in the fourth quarter. Since opportunities for our equipment are abundant, continuing to increase engineering capacity remains a priority in fiscal 2007. We have relatively good visibility for the fiscal year because our order-to-ship cycle runs between six to twelve months. We now recognize that higher material costs will increase our earlier fiscal year 2007 projected sales of 25 to 30% over fiscal 2006 net sales, or to about $69 to $72 million, to grow approximately 35% to 45%, or to a range of $75 to $80 million. It is important to note that this change in our outlook is related directly to material price increases and not related to volume. The material price increase has the effect of lowering gross margin to approximately 27% for the year, although total gross profit increases. Our projected SG&A should remain around $12 million. The net effect is that operating margin for the upper end of our estimate improves slightly over previous expectations.”
     Mr. Johnson concluded, “We have a long history of providing products to international projects. However, most of the contracts for these projects have historically been generated through U.S. based multi-national engineering and procurement contractors and global end-users, such as the large oil companies. We believe our future success will depend on our ability to build an operating base within those countries that have growing oil and petrochemical demand. Our recently formed Chinese subsidiary is intended to enable Graham to position itself as a multi-national company working with in-country engineering and procurement contractors and end-users. We are developing the framework of a new business model in order to build relationships with new customers and win internationally-based contracts at profitable levels.”
Webcast and Conference Call
Graham’s senior management team will host a conference call and webcast on June 5, 2006 at 5:00 p.m. eastern time to discuss Graham’s results of operations for its fourth quarter and fiscal 2006 year-ended March 31, 2006. The webcast can be accessed at www.graham-mfg.com. Participants should go to the website approximately 10 to 15 minutes prior to the scheduled teleconference in order to register and download any necessary audio software. The teleconference can be accessed by calling (913) 981-5543 approximately 5 to 10 minutes prior to the call.
A replay of the call will be available through June 12, 2006 at 11:59 p.m. eastern time at (719) 457-0820, by entering passcode 9946465. An archive of the webcast and a transcript of the teleconference will also be available at www.graham-mfg.com.

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Graham Corporation Reports 33.6% Revenue Growth for Fiscal Year 2006
June 5, 2006
ABOUT GRAHAM CORPORATION
With world-renowned engineering expertise in vacuum and heat transfer technology, Graham Corporation is a designer, manufacturer and global supplier of ejectors, pumps, condensers, vacuum systems and heat exchangers. Over the past 70 years, Graham has built a reputation for top quality, reliable products and high-standards of customer service. Sold either as components or complete system solutions, the principle markets for Graham’s equipment are the petrochemical, oil refining and electric power generation industries, including cogeneration and geothermal plants. Graham equipment can be found in diverse applications, such as metal refining, pulp and paper processing, ship-building, water heating, refrigeration, desalination, food processing, drugs, heating, ventilating and air conditioning.
Graham’s reach spans the globe. Its equipment is installed in facilities from North and South America to Europe, Asia, Africa and the Middle East. More information regarding Graham can be found at its website: www.graham-mfg.com
Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “intends”, “believes,” “could,” and other similar words. All statements addressing operating performance, events, or developments that Graham expects or anticipates will occur in the future, including statements relating to the Graham’s anticipated revenues, foreign sales operations, its strategy to build its global sales representative channel and operations, the effectiveness of automation in expanding its engineering capacity, its ability to improve cost competitiveness, customer preferences and changes in market conditions in the industries in which Graham operates, the change in the competitive landscape, and other related factors are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These and other risk factors and uncertainties are more fully described in Graham’s Annual and Quarterly Reports filed with the Securities and Exchange Commission. Should one or more of such risks or uncertainties materialize, or should any of Graham’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on Graham’s forward-looking statements. Except as required by law, Graham disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release.
For more information contact:
J. Ronald Hansen, Vice President — Finance and Administration, and CFO
Phone: (585) 343-2216 Email: rhansen@graham-mfg.com
-OR-
Deborah K. Pawlowski, Kei Advisors LLC
Phone: (716) 843-3908 Email: dpawlowski@keiadvisors.com
TABLES FOLLOW.

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Graham Corporation Reports 33.6% Revenue Growth for Fiscal Year 2006
June 5, 2006
Graham Corporation
Consolidated Statements of Operations and Retained Earnings
(In thousands except per share data)
(unaudited)

	Three Months Ended March 31,		Year Ended March 31,
	2006	2005	2006	2005
Net sales	$15,911	$13,198	$55,208	$41,333
Cost of products sold	11,514	9,964	39,249	33,793

Gross profit	4,397	3,234	15,959	7,540

Gross profit margin	27.6%	24.5%	28.9%	18.2%
Expenses and other income:
Selling, general and administrative	2,288	1,778	9,818	7,691

Operating profit	2,109	1,456	6,141	(151)
Operating profit margin	13.3%	11.0%	11.1%	(.00%)
Interest expense	4	14	17	33
Other expense	371	401	371	1,049
Other income	—	—	—	(1,592)

Total expenses and other income	2,663	2,193	10,206	7,181

Income (loss) from continuing operations before income taxes	1,734	1,041	5,753	359
Provision (benefit) for income taxes	761	298	2,167	63

Income (loss) from continuing operations	973	743	3,586	296
Loss from discontinued operations (net of income tax benefit of $1,420 in 2005)	—	(3,034)	—	(3,202)

Net income (loss)	$973	$(2,291)	$3,586	$(2,906)

Per Share Data
Basic:
Income (loss) from continuing operations	$.25	$.22	$.98	$.09
Loss from discontinued operations	—	(.90)	—	(.95)

Net income (loss)	$.25	$(.68)	$.98	$(.86)

Diluted:
Income (loss) from continuing operations	$.25	$.21	$.96	$.09
Loss from discontinued operations	—	(.87)	—	(.93)

Net income (loss)	$.25	$(.65)	.96	$(.85)

Weighted average common shares outstanding:
Basic	3,848,891	3,387,384	3,653,656	3,363,980
Diluted	3,927,524	3,502,828	3,734,591	3,433,396
Dividends declared per share	$0.025	$0.025	$.10	$.10

Graham Corporation Reports 33.6% Revenue Growth for Fiscal Year 2006
June 5, 2006
Graham Corporation
Consolidated Balance Sheets
(Dollar amounts in thousands)
(unaudited)

	March 31,
	2006	2005
Assets
Current assets:
Cash and cash equivalents	$570	$724
Investments	10,418	1,993
Trade accounts receivable, net of allowances ($28 in 2006 and 2005)	5,978	10,026
Unbilled revenue	4,978	3,620
Inventories	5,115	4,823
Domestic and foreign income taxes receivable	114	45
Deferred income tax asset	19	719
Prepaid expenses and other current assets	203	139

Total current assets	27,395	22,089
Property, plant and equipment, net	7,954	7,649
Deferred income tax asset	2,107	3,747
Prepaid pension asset	3,076	—
Other assets	24	44

Total assets	$40,556	$33,529

Liabilities and Stockholders’ Equity
Current liabilities:
Short-term debt	—	$1,872
Current portion of long-term debt	$45	48
Accounts payable	4,135	3,374
Accrued compensation	3,310	2,802
Accrued expenses and other liabilities	1,573	1,494
Customer deposits	1,553	1,295

Total current liabilities	10,616	10,885
Long-term debt	30	44
Accrued compensation	276	213
Other long-term liabilities	191	364
Accrued pension liability	232	3,141
Accrued postretirement benefits	2,104	2,304

Total liabilities	13,449	16,951

Stockholders’ equity:
Preferred stock, $1 par value -
Authorized, 500,000 shares
Common stock, $.10 par value -
Authorized, 6,000,000 shares
Issued, 3,832,390 and 3,593,480 shares in 2006 and 2005, respectively	383	180
Capital in excess of par value	9,517	5,553
Retained earnings	17,301	14,082
Accumulated other comprehensive loss
Minimum pension liability adjustment	—	(1,698)
Cumulative foreign currency translation adjustment	(1)	—
Treasury stock (198,246 shares in 2005)	—	(1,385)
Notes receivable from officers and directors	(93)	(154)

Total stockholders’ equity	27,107	16,578

Total liabilities and stockholders’ equity	$40,556	$33,529

Graham Corporation Reports 33.6% Revenue Growth for Fiscal Year 2006
June 5, 2006
Graham Corporation
Consolidated Statements of Cash Flows
(Dollar amounts in thousands)
(unaudited)

	Year Ended March 31,
	2006	2005
Operating activities:
Income (Loss) from continuing operations	$3,586	$296

Adjustments to reconcile income (loss) from continuing operations to net cash (used) provided by operating activities of continuing operations:
Non cash other expense (income)	247	(846)
Depreciation and amortization	793	780
Discount accretion on investments	(265)	(38)
(Gain) loss on disposal or sale of property, plant and equipment	(6)	4
Deferred income taxes	2,150	58
(Increase) decrease in operating assets:
Accounts receivable	4,048	(3,249)
Unbilled revenue	(1,358)	(3,620)
Inventories	(292)	(193)
Domestic income taxes receivable/payable	(70)	888
Prepaid expenses and other current and non-current assets	(104)	(57)
Prepaid pension asset	(3,076)	—
Increase (decrease) in operating liabilities:
Accounts payable	761	1,266
Accrued compensation, accrued expenses and other current and non-current liabilities	825	(242)
Customer deposits	258	728
Long-term portion of accrued compensation, accrued pension liability and accrued postretirement benefits	(964)	(169)

Total adjustments	2,947	(4,690)

Net cash provided (used) by continuing operations	6,533	(4,394)
Net cash used by discontinued operations	—	(85)

Net cash provided (used) by operating activities	6,533	(4,479)

Investing activities:
Purchase of property, plant and equipment	(1,048)	(224)
Proceeds from sale of property, plant and equipment	8	—
Purchase of investments	(33,160)	(8,462)
Redemption of investments at maturity	25,000	11,803

Net cash (used) provided by investing activities of continuing operations	(9,200)	3,117
Net cash used by investing activities of discontinued operations	—	(75)

Net cash (used) provided by investing activities	(9,200)	3,042

Financing activities:
(Decrease) increase in short-term debt, net	(1,872)	1,872
Proceeds from issuance of long-term debt	3,070
Principal repayments on long-term debt	(3,120)	(45)
Issuance of common stock	1,424	390
Collection of notes receivable from officers and directors	61	46
Dividends paid	(452)	(333)
Acquisition of treasury stock	—	—
Sale of treasury stock	3,403	—

Net cash provided by financing activities of continuing operations	2,514	1,930
Net cash (used) provided by financing activities of discontinued operations	—	(233)

Net cash provided by financing activities	2,514	1,697

Effect of exchange rate on cash	(1)	(3)

Net (decrease) increase in cash and cash equivalents	(154)	257
Cash and cash equivalents at beginning of year	724	467

Cash and cash equivalents at end of year	$570	$724

Graham Corporation Reports 33.6% Revenue Growth for Fiscal Year 2006
June 5, 2006
Graham Corporation
Additional Information
(from continuing operations)
Order and Backlog Trend
(Dollar amounts in thousands)

	Q105	Q205	Q305	Q405	FY 2005
	6/30/04	9/30/04	12/31/04	3/31/05	3/31/05

Orders	$13,487	$9,084	$13,953	$13,333	$49,857

Backlog	$18,776	$18,894	$22,145	$22,376	$22,376

	Q106	Q206	Q306	Q406	FY 2006
	6/30/05	9/30/05	12/31/05	3/31/06	3/31/06

Orders	$20,425	$12,833	$14,337	$18,630	$66,225

Backlog	$31,145	$30,002	$30,278	$33,083	$33,083

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